EXHIBIT 99.1

TranSwitch Corporation Announces

Fourth Quarter 2007 Financial Results

SHELTON, CT—January 24, 2008—TranSwitch Corporation (NASDAQ: TXCC) today announced that it posted fourth quarter 2007 net revenues of approximately $7.2 million and a net loss of ($5.6) million, or ($0.04) per basic and diluted common share as was previously guided. This compares to fourth quarter 2006 net revenues of approximately $9.3 million and a net loss of ($3.2) million, or ($0.03) per basic and diluted common share. For the twelve months ended December 31, 2007, the Company posted net revenues of approximately $32.6 million and a net loss of ($19.7) million, or ($0.15) per basic and diluted common share. This compares to net revenues of approximately $38.9 million and a net loss of ($10.9) million, or ($0.09) per basic and diluted common share in the comparable period of 2006.

During the fourth quarter of 2007, the Company reported a gross profit of $3.5 million or a gross margin of 57% on product revenues. The gross margin for TranSwitch’s core product business was approximately 74%, while gross margin for other products was 13%. The gross margin for other products was negatively impacted in the fourth quarter by a one-time non-recurring engineering expense. In the fourth quarter of 2007, new and legacy products represented 67% and 33%, respectively, of total net product revenues.

“While we are disappointed by this quarter’s results even though we anticipated these results in October, we believe that the 2007 results represent the trough and 2008 will be a stronger year for us and our industry. We expect the industry outlook to brighten as the remaining industry consolidation issues get resolved,” commented Dr. Santanu Das, President and CEO of TranSwitch Corporation.

“We have been designed into platforms of some of the leading equipment vendors who have contracts with the major carriers in countries such as China, India, Korea, the United Kingdom, and the United States. While the aforementioned platforms have been slow to ramp, we believe, given the needs of these carriers and their stated commitment to these programs and plans, these platforms should begin to ramp shortly. Our confidence is bolstered by the fact that a number of these carriers have publicly stated that their capital expenditure plans call for increased spending in the current fiscal year. We are also enthused by the fact that TranSwitch has not only maintained its position with these vendors, but also has gained further traction,” continued Dr. Das.

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“While we remain confident that the key platforms we are designed in should materialize into orders, the industry issues would need at least one more quarter to work themselves out. Based on our current visibility, we are projecting our first quarter 2008 revenue to be around $7.4 million. Our first quarter 2008 net loss is estimated to be roughly $(0.04) per basic and diluted common share,” stated Dr. Das.

“TranSwitch has responded to the challenges stemming from the turmoil in the telecommunications industry by working intimately with a select set of equipment vendors in a collaborative fashion to ensure that our products fit the needs of the converging wireline/wireless networks. This process has allowed us to sharpen our focus and manage our expenses prudently. As we have indicated previously, we continue to proactively review our expense levels and will take further actions if warranted,” continued Dr. Das.

“Our going-forward strategy remains to (a) support our customers’ efforts to accelerate their time-to-market and ensure that their production process is always unimpeded, (b) continue to manage our expenses downward to achieve a break-even level of $11 million in revenue per quarter (without stock options expenses), (c) focus on only the growth segments of the telecommunications industry which includes converged wireline and wireless access, carrier Ethernet and multimedia transport products based on the DVI/HDMI standards, and (d) use existing customer relationships and the power of our broad product portfolio to achieve additional design wins in key platforms of tier-one OEMs,” concluded Dr. Das.

Additional details on TranSwitch’s fourth quarter results will be discussed during a conference call regarding this announcement today at 5:30 PM EDT. To listen to the live call, investors can dial 719-325-4798 and reference confirmation code: 3164992. The call will be recorded and a replay will be available two hours after the conclusion of the live broadcast through February 3, 2008. To access the replay, dial 719-457-0820 and enter confirmation code: 3164992. Investors can also access an audio webcast via www.vcall.com by clicking on the TranSwitch Corporation conference call link. This audio webcast will also be available on a replay basis for 10 business days.

About TranSwitch Corporation

TranSwitch Corporation designs, develops and markets innovative semiconductors that provide core functionality and complete solutions for voice, data and video communications network equipment. As a leading supplier to telecom, datacom, cable television and wireless markets, TranSwitch customers include the major OEMs that serve the worldwide public network, the Internet, and corporate Wide Area Networks (WANs). TranSwitch devices are inherently flexible, many incorporating embedded programmable microcontrollers to rapidly meet customers’ new requirements or evolving network standards by modifying a function via software instruction. TranSwitch implements global communications standards in its VLSI solutions and is committed to providing high-quality products and services. TranSwitch, Shelton, CT, is an ISO 9001:2000 registered company. For more information, visit www.transwitch.com.

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Forward-looking statements in this release, including statements regarding management’s expectations for future financial results and the markets for TranSwitch’s products, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these forward-looking statements regarding TranSwitch, its operations and its financial results involve risks and uncertainties, including without limitation risks associated with acquiring new businesses; of downturns in economic conditions generally and in the telecommunications and data communications markets and the semiconductor industry specifically; risks in product development and market acceptance of and demand for TranSwitch’s products and products developed by TranSwitch’s customers; risks relating to TranSwitch’s indebtedness; risks of failing to attract and retain key managerial and technical personnel; risks associated with foreign sales and high customer concentration; risks associated with competition and competitive pricing pressures; risks associated with investing in new businesses; risks of dependence on third-party VLSI fabrication facilities; risks related to intellectual property rights and litigation; risks in technology development and commercialization; and other risks detailed in TranSwitch’s filings with the

Securities and Exchange Commission.

For more information contact:

Robert Bosi

Chief Financial Officer

Phone: 203.929.8810 ext. 2465

or

Ted Chung

Vice President, Business Development

Phone: 203.929.8810 ext. 2004

Fax: 203.926.9453

www.transwitch.com

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TranSwitch Corporation

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except for per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Net revenues:
Product revenues	$6,078	$8,930	$29,310	$36,159
Service revenues	1,092	394	3,255	2,761

Total net revenues	7,170	9,324	32,565	38,920
Cost of revenues:
Cost of product revenues	2,588	2,532	10,514	9,507
Provision for excess and obsolete inventories	—	—	443	—
Cost of service revenues	558	173	1,437	1,239

Total cost of revenues	3,146	2,705	12,394	10,746

Gross profit	4,024	6,619	20,171	28,174
Operating expenses:
Research and development	5,034	5,618	21,703	21,245
Marketing and sales	2,326	2,678	10,223	11,523
General and administrative	1,365	1,590	5,617	6,139
Restructuring charge and asset impairments	781	—	1,428	403

Total operating expenses	9,506	9,886	38,971	39,310

Operating loss (Note 1)	(5,482)	(3,267)	(18,800)	(11,136)
Other income (expense):
Change in fair value of derivative liability	—	391	980	5,060
Loss on extinguishment of debt	—	—	(351)	(3,124)
Impairment in investments	—	—	(109)	—
Other income	—	—	—	85
Interest income (expense):
Interest income	466	764	2,457	2,728
Interest expense	(607)	(1,075)	(3,606)	(4,355)

Interest expense, net	(141)	(311)	(1,149)	(1,627)

Total other (expense) income, net	(141)	80	(629)	394

Loss before income taxes	(5,623)	(3,187)	(19,429)	(10,742)
Income tax (credit) expense	(12)	35	283	114

Net loss	$(5,611)	$(3,222)	$(19,712)	$(10,856)

Basic and diluted net loss per common share:	$(0.04)	$(0.03)	$(0.15)	$(0.09)

Basic and diluted average common shares outstanding	133,076	127,968	132,529	124,801

Note 1: Stock-based compensation expense included in cost of revenues and operating expenses is as follows:
Cost of revenues	$17	$27	$83	$117
Research and development	246	224	834	751
Marketing and sales	106	183	489	752
General and administrative	86	185	564	775

Total	$455	$619	$1,970	$2,395

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TranSwitch Corporation

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

(in thousands)

	December 31, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$34,098	$57,723
Accounts receivable, net	6,850	5,834
Inventories	3,069	3,257
Prepaid expenses and other current assets	1,510	1,422

Total current assets	45,527	68,236

Property and equipment, net	5,116	5,079
Goodwill	10,075	4,893
Other assets	6,869	4,448

Total assets	$67,587	$82,656

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued expenses and other current liabilities	$7,536	$7,235
Restructuring liabilities	844	824
Obligations under deferred revenue	280	63
5.45% Convertible Plus Cash NotesSM due 2007, net of debt discount of $0 and $1,343 respectively	—	28,811
Derivative liability	—	980

Total current liabilities	8,660	37,913

Restructuring liabilities – long-term	20,246	20,689
5.45% Convertible Notes due 2010	25,013	—

Total liabilities	53,919	58,602

Total stockholders’ equity	13,668	24,054

Total liabilities and stockholders’ equity	$67,587	$82,656